                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of PriCellular Wireless Corporation (the "Company") to be filed on or about November 22, 1996 for the registration of $170 million of 10.75% Senior Notes due 2004, to the inclusion of our report dated January 24, 1996 and to the incorporation by reference therein of our reports dated January 24, 1996 with respect to the consolidated financial statements and schedules of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP

New York, New York
November 21, 1996